Exhibit 99.5

PURPLE INNOVATION, INC. 2021 SHORT-TERM CASH INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc., for itself and its subsidiaries (collectively “Company”), has adopted this Purple Innovation, Inc. 2021 Short-Term Cash Incentive Plan (the “Plan”) as of July 12, 2021.

1. Purpose of Plan.

The purposes of the Plan are to provide clear focus on the Company’s annual strategic objectives, to align compensation with Company performance, to motivate and reward personal performance, and to retain the talent needed to drive success.

2. Definitions.

(a) “Annual Base Salary” with respect to the Plan Year (defined below) shall mean the amount of salary paid by the Company to a Participant (defined below) during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Internal Revenue Code (the “Code”) or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a Participant under the Plan, equity awards granted under the Purple Innovation, Inc. 2017 Equity Incentive Plan or any other incentive plan, any extraordinary remuneration, expense allowance, imputed income or any other amounts deemed to be indirect compensation, and any contributions made by the Company to this Plan or any other plan or any other amounts which, in the discretion of the Board, are not considered to be Annual Base Salary for purposes of the Plan.

(b) “Bonus Amount” is the amount of cash to be awarded to a Participant under the Plan, and it is the product of (i) the Individual Allocation (defined below) of the Participant multiplied by (ii) the Bonus Fund Amount (defined below).

(c) “Bonus Fund Amount” is the amount of cash made available under the Plan from which each Bonus Amount is paid, and it is the product of (i) the Bonus Percentage (defined below) multiplied by (ii) the sum of the products of (A) each Participant’s Annual Base Salary multiplied by (B) that Participant’s Participation Percentage (defined below).

(d) “Bonus Percentage” is the percentage determined by the Company meeting certain Financial Targets (defined below). The Bonus Percentage will be a single percentage from and between 50% to 150% as determined on a pro rata basis for each of the two Financial Targets on a weighted basis. The percentage for each Financial Target will be determined in proportion to the actual amount achieved in between the Minimum Target Level and the Plan Target Level for the incremental percentage increase between 50% and 100%, or in proportion to the actual amount achieved in between the Plan Target Level and Maximum Target Level for the incremental percentage increase between 100% and 150%, as these terms are used in the definition of Financial Targets. In no event will the percentage for either Financial Target be below 50% or above 150%. The percentage for each Financial Target will be weighted at 50% for the Adjusted EBITDA Target and 50% for the Net Revenue Target, as these terms are used in the definition of Financial Targets, for a final combined Bonus Percentage. The Bonus Percentage is used to determine the Bonus Fund Amount from which a Bonus Amount will be paid to each Participant.

(e) “Financial Targets” are the targets for net revenue (the “Net Revenue Target”) and adjusted EBITDA (the “Adjusted EBITDA Target”) set by the Company for the Plan Year and consist of the financial targets for each at plan (the “Plan Target Level”) and at minimum and maximum levels (respectively, the “Minimum Target Level” and “Maximum Target Level”). For purposes of this definition, “adjusted EBITDA” and “net revenue” shall mean the amounts reported by the Company in its Form 10-K, for the Plan Year; however, in determining the Adjusted EBITDA Target the Committee may in its sole discretion decide to impose additional or eliminate certain adjustments in the calculation of that target for purposes of the Plan. The Financial Targets shall account for 70% of each Participant’s Incentive Factor.

(f) “Incentive Points” are the points for each Participant that are the quotient of (i) the product of (A) the Participant’s Annual Base Salary multiplied by (B) the Participant’s Incentive Factor, divided by (ii) 1,000,000.

(g) “Incentive Factor” is for each Participant the sum of (i) the Corporate Factor and (ii) the Individual Factor applicable to that Participant. For purposes of this definition, “Corporate Factor” is 70% of the Participant’s Participation Percentage, and “Individual Factor” is 30% of the Participant’s Participation Percentage. The Individual Factor portion is subject to adjustment in accordance with the Participant’s Personal Performance Criteria (defined below).

(h) “Individual Allocation” is a percentage applicable to each Participant that is the quotient of (i) the Participant’s Incentive Points divided by (ii) the sum of all Participants’ Incentive Points. Each Participant’s Individual Allocation is multiplied by the Bonus Fund Amount to determine that Participant’s Bonus Amount to be paid under the Plan.

(i) “Participant” is the executive officer or other employee determined by the Board to be entitled to participate in the Plan and has the title of Senior Director, Vice President or Senior Vice President and C-Suite Executive other than the Chief Executive Officer.

(j) “Participation Percentage” is the percentage set forth in the participation letter issued by the Company to each Participant determined to be eligible to participate in the Plan.

(k) “Payment Date” shall mean the date payments are made under the Plan which shall occur promptly following the filing of the Company’s audited financial results in Form 10-K for the Plan Year (defined below).

(l) “Personal Performance Criteria” for participants in the Plan may include one or more criteria as set by management and approved by the Board in their discretion to promote the Company’s key strategic objectives. The Personal Performance Criteria shall account for 30% of the Incentive Factor used to determine Incentive Points. Individual performance is ranked on a scale of 1 to 5. Those scoring a 1 or 2 will have this portion of the Incentive Factor reduced to 0%, meaning only the Corporate Factor will be included in the Incentive Factor and used to determine Incentive Points. Those scoring a 3 will retain the full 30%, meaning both the Corporate Factor and the Individual Factor will be included in the Incentive Factor used to determine Incentive Points. Those scoring a 4 or 5 receive an additional amount above the 30% Individual Factor portion of the Incentive Factor, with 30% multiplied by 1.25% for those scoring a 4 and multiplied by 1.5% for those scoring a 5, resulting in an incrementally higher Incentive Factor used to determine such Participant’s Incentive Points.

(m) “Plan Year” shall mean calendar year 2021 (January 1, 2021 – December 31, 2021). (If the Plan is extended to apply to subsequent years it shall mean the Company’s fiscal year if then different from the calendar year.)

3. Administration of the Plan.

The Plan is authorized by the Board and shall be administered by the Company under the oversight of the Human Capital & Compensation Committee (“Committee”). All awards made under the Plan shall be approved by the Board. No member of the Board, while serving as such, shall be eligible for participation in the Plan as a director but shall be eligible as an employee if also employed by the Company. The Board shall have exclusive and final authority in all determinations and decisions affecting the Plan and its Participants. The Board shall also have sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible Participants; (ii) determining the Participation Percentage of each Participant; (iii) setting the Personal Performance Criteria for each Participant; and (iv) determining attainment of Personal Performance Criteria and other material terms.

4. Participation.

The Board may from time to time designate when a Participant ceases to participate in the Plan or return to participation in the Plan. Cash awards for new Participants during the Plan Year shall be pro-rated for employees who are hired and begin service before the fourth quarter of the Plan Year.

5. Performance Gate Trigger.

For the Plan to activate, the Company must achieve annual 2021 Financial Targets. If the Company does not reach both of the Financial Targets at the Minimum Target Level set forth therein, no cash awards will be paid to any of the Participants under the Plan. This does not preclude management from making individual discretionary bonuses to any person regardless of whether the person is selected to be a Participant under this Plan, subject to any needed Board approval.

6. Right to Payment.

Unless otherwise determined by the Board, in its sole discretion, a Participant shall have no right to receive a payment under the Plan unless the Participant remains in the employ of the Company through and including the Payment Date and remains in good standing with the Company during the Plan Year. No Participant shall have a right to more than the amount of an award approved by the Board.

7. Payment.

Subject to the other provisions of the Plan, payment to a Participant of a Bonus Amount will be made in cash on the Payment Date.

8. Miscellaneous Provisions.

(a) A Participant’s rights and interests under the Plan are personal to the Participant and may not be sold, assigned, pledged, or otherwise transferred or encumbered in any manner, without the express approval of or exceptions allowed by the Committee in its discretion.

(b) No award will be earned on a pro rata basis for a termination (including for voluntary or involuntary separation, retirement, death or disability) of employment occurring during the Plan Year or before the Payment Date, except as expressly set forth in the award agreement.

(c) Neither the Plan nor any action taken under the Plan shall be construed as giving any Participant any right to continued employment with the Company either before or after the Payment Date.

(d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold income or other taxes incurred because of payments made under the Plan.

(e) The Board may at any time, and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part prior to any payment under the Plan. Notwithstanding the foregoing, no such action may be taken that affects adversely any of the rights of a Participant, without such Participant’s consent, to an award that has been paid under the Plan.

(f) The Company has the right to recoup or “clawback” awards paid under this Plan in accordance with the Company’s Clawback Policy in effect at the time and to impose equity ownership guidelines, and to make an award subject to policies and guidelines.

(g) The Plan shall apply only to the 2021 calendar year and shall not continue thereafter for subsequent years or from year to year, except as hereafter may be determined by the Board.

(h) In the absence of a written employment contract, the relationship between Participants and the Company is one of at-will employment. The Plan does not alter this relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan Participant.

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